Exhibit 99.3

Mark D. McLaughlin Joins Snowflake Board of Directors

No-Headquarters/BOZEMAN, Mont. – April 7, 2023 – Snowflake (NYSE: SNOW), the Data Cloud company, today announced the appointment of Mark D. McLaughlin to its Board of Directors effective April 5, 2023, following the resignation of Carl M. Eschenbach, who was recently appointed Co-CEO of Workday. Snowflake thanks Mr. Eschenbach for his four years of service on the Board.

'We are thrilled to have Mark join Snowflake’s Board of Directors,” said Frank Slootman, Snowflake Chairman and CEO. “Mark’s highly accomplished public CEO credentials combined with his long and successful tenure in the world of cybersecurity are much welcomed by the Snowflake Board.”

From 2011 until 2018, Mark served as Chief Executive Officer and Chairman of the Board of Palo Alto Networks, a global cybersecurity company, and as Vice Chairman of the Board until December 2022. From 2009 through 2011, Mark served as President and Chief Executive Officer of VeriSign, Inc., a provider of internet infrastructure services. Prior to that, Mark served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. President Barack Obama appointed him to serve on the President’s National Security Telecommunications Advisory Committee in January 2011, and he served on this Committee until April 2023. Mark currently serves as Chairman of the board of directors of Qualcomm, Inc. and as a director of Snorkel.AI. Mark holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

“Snowflake is uniquely positioned to address the data needs of today’s enterprises and has already seen immense success revolutionizing how many of the world’s largest organizations unlock data for business value,” McLaughlin said. “Snowflake’s exponential growth to-date is only the beginning. I am honored to join the Snowflake Board and look forward to helping the company advance its strategic vision in service of its customers.”

About Snowflake
Snowflake enables every organization to mobilize their data with Snowflake’s Data Cloud. Customers use the Data Cloud to unite siloed data, discover and securely share data, and execute diverse analytic workloads. Wherever data or users live, Snowflake delivers a single data experience that spans multiple clouds and geographies. Thousands of customers across many industries, including 573 of the 2022 Forbes Global 2000 (G2K) as of January 31, 2023, use Snowflake Data Cloud to power their businesses. Learn more at snowflake.com.

Media Contact
Eszter Szikora
Global PR, Snowflake
press@snowflake.com

Source: Snowflake Inc.